Exhibit 4.5
NATIONAL ELECTRIC ENERGY AGENCY — ANEEL
PROCESS No. 48100.001114/97-62
DISTRIBUTION CONCESSION CONTRACT No. 187/98 — ANEEL

FOR THE DISTRIBUTION OF ELECTRIC ENERGY, BETWEEN THE UNION AND ELEKTRO — ELETRICIDADE E SERVIÇOS S.A.
The UNION, hereafter the GRANTING AUTHORITY, in full use of the powers vested in it by art. 21, clause XII, letter “b” of the Federal Constitution, through the NATIONAL ELECTRIC ENERGY AGENCY — ANEEL, in agreement with what is provided in section IV of art. 3 of Law No. 9427 of December 26, 1996, with ANEEL being a Government Agency under a special regime, with headquarters at SGAN, quadra 603, módulo J Anexo, Brasilia, Distrito Federal, registered in the CGC/MF under No. 02.270.669/0001-29, represented by its Director General, José Mário Miranda Abdo, according to the terms of section V of art. 10 of Annex I — Regimental Structure, approved by Decree No. 2335 of October 6, 1997, hereafter ANEEL, and ELEKTRO — ELETRICIDADE E SERVIÇOS S/A, with headquarters in the city of São Paulo, State of São Paulo, at rua Bela Cintra No. 847. 7° andar, registered in the CGC/MF under no. 02.328.280/0001-97, hereafter CONCESSIONAIRE, represented as per its Bylaws by its Director, Ricky Lynn Waddell and by its Attorney-in-Fact, Diomedes Christodoulou, with the intervention of TERRAÇO PARTICIPAÇÕES LTDA, with its headquarters in the city of São Paulo, State of São Paulo, at Avenida das Nações Unidas No. 11.541, 5° andar, registered in the CGC/MF under No. 02.540.269/0001-96, represented as per its bylaws, in this instrument the CONTROLLING SHAREHOLDER, holder of the control block equal to at least 51% (fifty-one percent) of the voting shares, and also with the intervention of the STATE OF SÃO PAULO, an artificial person subject to internal public law, represented by the Adjunct State Secretary of Energy, Mauro Guilherme Jardim Arce, hereafter DELEGATE INTERVENER, through this instrument and in the best for of law, have agreed to this CONCESSION CONTRACT FOR THE PUBLIC SERVICE OF THE DISTRIBUTION OF ELECTRIC ENERGY, which shall be governed by the Water Code, approved by Decree No. 24.643 of July 10, 1934, with the amendments introduced by Decree No. 852 of November 11, 1938, by the Regulations of the Electric Energy Services, approved by Decree No. 41019 of February 26, 1957, by Laws 8987 of February 13, 1995, 9074 of July 7, 1995, 9427 of December 26, 1996 and 9648 of May 27, 1998, by any future and complementary legislation, by the rules and regulations issued by the GRANTING AUTHORITY and by ANEEL, and by the conditions established in the following clauses:
SCBR3-RG3-1

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CLAUSE 1 — PURPOSE OF THE CONTRACT
This Contract regulates the rendering of the public services of distribution and generation of electric energy which are the purpose of the concessions held by the CONCESSIONAIRE, listed in Annexes I, II and III, regrouped and individualized per municipalities, as applicable, in agreement with ANEEL Resolution No. 168 of May 29, 1998, published in the Official Daily of the Union of June 1, 1998, and granted by the Decree of August 20, 1998, published in the Official Daily of the Union of August 21, 1998.
Subclause 1. The rendering of the services of distribution and generation of electric energy, granted by the Decree referred to in this clause, constitutes an individualized concession for each of the areas that have been regrouped and individualized per municipality, listed in Annexes I, II and III of this Contract, to include the Small Hydroelectric Plants referred to in such annexes, and for all contractual and legal purposes, and especially for the purposes of a possible declaration of forfeiture, receivership, expropriation, extinguishment or transfer of the concession.
Subclause 2. The transmission facilities that are not classified as part of the Basic Grid, shall be considered part of the distribution concessions listed in Annexes I, II and III referred to in the introductory statement of this clause.
Subclause 3. The electric energy produced by the Small Hydroelectric Plants listed in Annex I shall be earmarked to the public service of electric energy.
Subclause 4. Except for the supply contracts that are currently in effect, the concessions that are regulated in this Contract do not grant to the CONCESSIONAIRE the exclusive right over the electric energy consumers that, according to the law, are free to acquire electric energy from another supplier.
Subclause 5. The concession for the public services of distribution, that is regulated by this Contract, does not vest exclusivity to the CONCESSIONAIRE regarding supplying the areas where ANEEL has confirmed that de facto involvement of rural electrification cooperatives as public service providers, for the purposes of complying with article 23 of Law No. 9074/95.
Subclause 6. The CONCESSIONAIRE accepts that the rendering of the electric energy services that are granted to it shall be performed as a priority public utility, agreeing to exercise some other business activity only via a prior communication to ANEEL, and provided the revenues, which are to be accounted for separately, are partially earmarked for favoring lower electric energy services, which shall be considered in the revisions that Subclause 7 of Clause 8 of this Contract refers to.

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Subclause 7. The Concessions that are regulated by this Contract replace and extinguish any others granted prior to Law No. 8987/95, with the CONCESSIONAIRE waiving its right to any claims related to them, or resulting from any such rights antedating said Law, or from those that contradict it.
CLAUSE 2 — SPECIFIC CONDITIONS FOR THE RENDERING AND OPERATION OF THE HYDROELECTRIC PLANTS
To enable the operation of the Small Hydroelectric Plants referred to in the preceding clause, the following are specific responsibilities of the CONCESSIONAIRE:
I.	to operate the Small Hydroelectric Plants, in an isolated mode, according to the safety criteria and the specific technical standards;

II.	to maintain the water and energy reserves allocated for public services, according to the terms of the effective legislation;

III.	to comply with the limits of the maximum and minimum restriction volumes of flow, downstream from the Small Hydroelectric Plants, and to take into account, in its operating rules, the allocation of regulation volume at its plant’s reservoir, to minimize the adverse effects of the floods, according to the respective operating manuals;

IV.	to comply with the environmental protection legislation, obtaining the necessary licenses and responding for any possible consequences resulting from failing to comply with such legislation;

V.	to manage the reservoirs and the respective protection areas, to maintain the facilities and hydrologic records and other safeguard provisions established in the specific legislation, in the Water Code and in its subsequent regulations, where applicable, keeping ANEEL abreast thereof; and

VI.	to submit to ANEEL’s approval any change in the Small Hydroelectric Plants’ facilities.
Subclause 1. The Small Hydroelectric Plans shall be operated by the CONCESSIONAIRE under the conditions established in this Contract and in the specific legal and regulatory rules, complying with the following restrictions of local interest:
I.	PCH (Small Hydroelectric Plant) Emas — Maintain the minimum nappe at the fish ladder [sic], as determined by IBAMA.

II.	PCH Lobo — To maintain the water level between benchmarks 703.00 and 703.30 m, seeking to maintain the economic profile of the region, specifically with respect to the activities of rest and relaxation and tourism.

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Subclause 2. The generation capacity expansions by the CONCESSIONAIRE, with the insertion of new projects, shall obey the specific legal procedures and the rules of the GRANTING AUTHORITY and ANEEL, and also meet what is provided in section III of Clause 13 of this Contract.
Subclause 3. The CONCESSIONAIRE shall comply with any new electric energy marketing rules that are established by the GRANTING AUTHORITY and ANEEL, for the energy produced by the Small Hydroelectric Plants.
CLAUSE 3 — CONDITIONS FOR THE RENDERING OF THE SERVICES
In the rendering of the services referred to in this Contract, the CONCESSIONAIRE shall have full freedom to manage its businesses, investments, personnel and technology, and shall comply with the provisions of this Contract, of specific legislation, of the regulatory rules and the instructions and determinations of the GRANTING AUTHORITY and ANEEL.
Subclause 1. The CONCESSIONAIRE agrees to adopt suitable technology in the rendering of the services and to use equipment, facilities and operating methods that guarantee the levels of regularity, continuity, efficiency, safety, modernness, generality and courtesy in the rendering of the services, and also to keep tariffs reasonable.
Subclause 2. The electric energy distribution service may only be interrupted in emergency situations or after a prior warning, in the event of:
I.	a technical or safety situation in the facilities; and
II. an irregularity by the consumer, inadequate consumer facilities, or failure by the consumer to pay supply invoices.
Subclause 3. In any case, CONCESSIONAIRE may only suspend the service if the consumer, once notified, does not make the payments owed, or does not cease the practices that constitute an irregular use of electric energy, or does not heed the recommendation made to it to make the consumer’s facilities comply with the safety requirements stipulated by the technical and safety rules and regulations, within the term CONCESSIONAIRE establishes.
Subclause 4. The CONCESSIONAIRE shall meet the requests of parties interested in using the concessioned services under the terms and conditions stipulated in the regulations edited by the GRANTING AUTHORITY and ANEEL, and according to the terms of Annex V of this Contract, with the shortest term prevailing. The CONCESSIONAIRE is forbidden from conditioning the connection or reconnection of

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the electric energy consuming unit to the payment of amounts not provided in the service rules and regulations, or to debts that are not attributable to the applicant.
Subclause 5. The CONCESSIONAIRE is obligated to undertake the projects and the works that are necessary to supply electric energy to the interested parties, up to the delivery point, at its own expense, and up to the investment limits established by the legislation.
Subclause 6. The CONCESSIONAIRE may not afford differentiated treatment, to include tariff treatment, to users of one same consumption class under the same service conditions, except in the cases provided in legislation.
Subclause 7. If the CONCESSIONAIRE is obligated to make a specific investment, or assume power purchase commitments to perform the required service, the corresponding contract shall establish conditions, forms and terms that guarantee the reimbursement of the burdens relative to the commitments assumed.
Subclause 8. By way of the conditions defined in specific contracts that have been previously approved by ANEEL, the CONCESSIONAIRE shall supply electric energy temporarily to the consumers located outside of its concession area, without detracting from what is provided in articles 15 and 16 of Law No. 9074/95.
Subclause 9. The electric energy delivery contracts between the CONCESSIONAIRE and the end users shall, indicate the following, in addition to the general conditions for the rendering of the services:
I.	the identification of the interested party;

II.	the location of the consumption unit;

III.	the voltage and other technical characteristics of the supply and the classification of the consumption unit;

IV.	the installed load and if applicable, the consumption and demand values contracted and the conditions under which they may be revised upward or downward;

V.	the indication of the measurement criteria for capacity demand, active and reactive energy consumption, capacity factor, tariff to be applied, indication of the fiscal charges that apply and the invoicing criterion.

VI.	the special supply conditions, if applicable, and the term of their application: and

VII.	the applicable penalties under effective legislation.
Subclause 10. The CONCESSIONAIRE shall maintain records of the requests and claims from electric energy consumers, according to the legal terms, and they must per force record the following:
I.	the date of the request or claim;

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II.	the purpose of the request or the reason for the claim; and

III.	the measures adopted, indicating the dates on which they were serviced and its communication to the interested party.
Subclause 11. Without detracting from what is provided in the preceding subclause, the CONCESSIONAIRE shall organize and keep in permanent operation the Consumers’ Council, made up by representatives of the different consumer classes, which shall be eminently consultative in nature, geared toward the guidance, analysis and evaluation of the service and its quality, as rendered by the CONCESSIONAIRE, as well as to prepare suggestions and proposals for improving the service.
Subclause 12. Any rules, instructions or determinations of a general nature that apply to the concessionaires of the public service of electric energy, issued by the GRANTING AUTHORITY and by ANEEL, shall automatically apply to the purpose of the concession granted, and the CONCESSIONAIRE shall submit to them, as implicit conditions of this Contract.
Subclause 13. Except in specific or emergency cases provided in the rules of the GRANTING AUTHORITY and ANEEL, the CONCESSIONAIRE is responsible for installing, at its own expense, at the consuming units, the equipment to measure the electric energy supplied.
Subclause 14. Without detracting from what is provided in Law No. 8078 of September 11, 1990, for the rendering of the services provided in this Contract, the CONCESSIONAIRE shall guarantee the following rights to the consumers, among other rights:
I.	electric energy connection for any facility that meets the CONCESSIONAIRE’s standards as approved by ANEEL, and the safety and technical suitability requirements established in the specific regulations;

II.	the clarification of any doubt related to the rendering of the service, as well as information that is required and considered necessary to safeguard the rights of the consumers;

III.	the freedom to choose how to use the services, pursuant to the rules set forth by the GRANTING AUTHORITY and ANEEL;

IV.	the right to receive reimbursement for damages that are caused to the consumer as a function of the concessioned service.
Subclause 15. The CONCESSIONAIRE is obligated to maintain or improve the quality level of the supply of electric energy, according to the criteria, indicators, formulas and parameters that define the quality of the service, according to the terms of the specific legislation and this Contract.

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Subclause 16. The CONCESSIONAIRE shall be subject to monetary fines applied by ANEEL, according to the regulations and this Contract, for failure to comply with the electric energy supply continuity indexes established in the specific regulations, as well as for violating the service quality indexes relative to the voltage of the supply, and other aspects affecting the quality of the service.
Subclause 17. Without precluding compliance with what is established in the legislation, the CONCESSIONAIRE agrees to maintain and improve the levels of continuity in the supply of electric energy and to comply with the other indicators found in Annex V of this Contract, and when applicable, with any future legislation.
Subclause 18. Failure to abide by the quality standards established according to the terms of Annex V shall make the CONCESSIONAIRE susceptible to monetary fines applied by ANEEL’s auditing body, as provided in that same Annex, which shall be paid in favor of:
I.	the consumer that is directly involved, regarding the violation of quality standards of an individual nature;

II.	the GRANTING AUTHORITY, if the violation of the quality standards is of a collective nature.
Subclause 19. The criteria, indicators, formulas, parameters and standards that define the quality of the service that are found in Annex V hereof shall be revised periodically, every five years as of the date of the signing of this Contract, through a document ratified by ANEEL.
CLAUSE 4. TERM OF THE CONCESSIONS AND OF THE CONTRACT
The concessions for the distribution and generation of electric energy granted by the Decree referred to in Clause 1, shall have 30 (thirty) year terms, as of the date this Contract is signed.
Subclause 1. At ANEEL’s exclusive discretion, and to guarantee the continuity and quality of the public service, and based on the technical reports on the regularity and quality rendered by the CONCESSIONAIRE, prepared by the technical auditing agency, and according to the terms of Clause 9, the term of the concessions may be extended for an equal term, as a maximum, at the request of the CONCESSIONAIRE.
Subclause 2. The extension request shall be presented no later than 36 (thirty-six) months before the expiration of the term of this Contract, along with proof of regularity and compliance with fiscal and social security obligations and with the commitments and responsibilities assumed with the agencies of the Public Administration, with respect to the rendering of the public service of electric energy, to include the payment referred to in

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§1 of art. 20 of the Federal Constitution, as well as any other responsibilities provided in the legal and regulatory provisions that are in effect at that time.
Subclause 3. ANEEL shall pronounce itself regarding the extension request no later than the eighteenth month prior to the expiration of the term of the concession. When analyzing the extension request, ANEEL shall take into consideration all the information about the services rendered, and it shall either approve or reject the request within the term provided above. The granting of the request shall take into consideration the failure to find any traces of noncompliance on the part of the Concessionaire, with the requirements of an adequate service, as determined by duly supported technical reports issued by the auditing body.
Subclause 4. Any extension in the term of the concessions shall be subordinated to the public interest and the revision of the conditions stipulated in this Contract, at ANEEL’s discretion.
CLAUSE 5. EXTENSION AND EXPANSION OF THE ELECTRIC SYSTEMS
The CONCESSIONAIRE agrees to build new facilities and expand and modify the existing ones to guarantee the service of the current and future demand of its electric energy market, following the rules and recommendations of the managing bodies of the National Electric System, of the GRANTING AUTHORITY and of ANEEL.
Subclause 1. The expansions of the distribution systems and of the transmission systems that are associated to the CONCESSIONAIRE shall obey the specific legal procedures and the rules of the GRANTING AUTHORITY and of ANEEL. The new facilities, the expansions and the modifications of the existing facilities, when authorized or approved by ANEEL, shall be incorporated into the respective concessions, and they shall be regulated by the provisions of this Contract and by the legal and regulatory provisions for the rendering of the public service of electric energy.
Subclause 2. The CONCESSIONAIRE agrees to perform the electric energy expansion and/or extension works that represent the minimum cost with suitable technology alternative, necessary for servicing a series of consumers requested by the Government of the State of Sao Paulo, by way of a written agreement. The execution of the works is conditioned to the CONCESSIONAIRE receiving a contribution from the State of Sao Paulo, in the amount corresponding to the difference between the cost of the works and the limits of the investment for which the CONCESSIONAIRE is responsible, according to the rules established by the GRANTING AUTHORITY and by ANEEL.
Subclause 3. The CONCESSIONAIRE shall organize and maintain, and keep permanently updated, the register of the assets and facilities used in the generation and distribution systems, and in the associated transmission systems related to the respective services, informing ANEEL of any changes.

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CLAUSE 6. DUTIES OF THE CONCESSIONAIRE
In addition to other obligations resulting from the Law and the specific regulations, the following are duties of the CONCESSIONAIRE that are inherent to the rendering of the concessioned public services:
I.	To supply electric energy to consumers located within its concession area, at the delivery points defined in the rules of the services, for the tariffs ratified by ANEEL, under the conditions established in the respective supply contracts and at the quality and continuity levels stipulated in the legislation and in the specific rules;

II.	To service the market, without excluding the low income population and the areas with a low populational density, to include rural areas, abiding by the rules of the GRANTING AUTHORITY and ANEEL;

III.	To perform, at its own expense and risk, the works that are necessary for the rendering of the concessioned services, the replacement of assets, while operating the corresponding facilities and equipment in a way that guarantees the regularity, continuity, efficiency, safety, modernness, generality, courtesy in the rendering of the services and reasonable tariffs. If to enable the requested supply, it becomes necessary to execute works on its system, the CONCESSIONAIRE shall inform the interested party, in writing, about the conditions to execute such works and the term to complete them, abiding by the rules of the GRANTING AUTHORITY and ANEEL;

IV.	To organize and maintain a record and inventory of the assets used in the concession and to safeguard their integrity, adequately insuring them, with the CONCESSIONAIRE forbidden from alienating, assigning or pledging them without the prior express authorization of ANEEL;

V.	To supply electric energy to other concessionaires and to set up the necessary interconnections, when determined by ANEEL, in agreement with the plans to service the market;

VI.	To comply with and enforce the legal and regulatory rules of the service, responding to the GRANTING AUTHORITY, ANEEL and to users and third parties, for any damages caused as a result of the rendering of the services;

VII.	To satisfy all the fiscal, labor and social security obligations, the responsibilities provided in the regulations established by the GRANTING AUTHORITY and by ANEEL, and to meet any other obligations related to or resulting from the rendering of the services, especially with respect to the payment of the amounts related to the auditing of the concessioned services, to be established by ANEEL and paid monthly on the dates established in accordance with art. 13 of Law No. 9427/96;

VIII.	To allow those responsible for ANEEL’s auditing, who are especially appointed therefore, to have free access, at any time, to the works, equipment and facilities used in the rendering of the services, as well as to its administrative, bookkeeping, technical, economic and financial data and records;

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IX.	To render accounts to ANEEL, on an annual basis, about the administration of the concessioned services, by way of a report, according to the specific legal and regulatory stipulations;

X.	To render accounts to users, on an annual basis, about the management of the concessioned services, providing specific information about the levels of regularity, continuity, efficiency, safety, modernness, generality, courtesy in the rendering of the services and reasonable tariffs, guaranteeing broad dissemination via the media accessible to the consumers inside its area of concession;

XI.	To comply with the environmental protection legislation, responding for any consequences stemming from any noncompliance related thereto;

XII.	To participate in the planning of the sector and in the preparation of the expansion plans of the National Electric System, implementing and enforcing, within its concession area, the technical and administrative recommendations resulting therefrom;

XIII.	To guarantee open access to its transmission and distribution systems, adhering to the operating capacity of the system, by electric energy producers and consumers that are not subject to an exclusive supply, by way of the signing of specific contracts, and to charge access charges to the electric transmission and distribution systems, according to access and valuation criteria established by the GRANTING AUTHORITY and by ANEEL;

XIV.	To be a part of the sector operating and planning bodies, abiding by their general resolutions;

XV.	To periodically publish its financial statements, according to the terms of specific legislation.

XVI.	To install, at its expense, a program for capacitive reactive compensation, as well as the equipment for voltage monitoring and control that are necessary to guarantee the quality of the service, to include those requested by the National Operator of the Electric System, a function currently performed by the Interconnected Operation Coordinating Group — GCOI.
Subclause 1. To enable a regular and adequate distribution of the electric energy required by the users of the services, the CONCESSIONAIRE shall sign the power purchase agreements and the contracts for the use of the transmission system and connection to the transmission and distribution systems that become necessary.
Subclause 2. It is within the CONCESSIONAIRE’S competency to raise, apply and manage the financial resources that are necessary for the adequate rendering of the public services regulated by this Contract.
Subclause 3. The CONCESSIONAIRE shall implement measures that have the goal of conserving electric energy and combating wasteful practices, as well as to undertake the technological research and development of the electric sector, having to prepare, for each subsequent year, a program to increase the efficiency in the use and in the supply of

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electric energy, which contemplates the application of at least 1% (one percent) of the Annual Income (RA0), calculated according to Subclause 6 of Clause 8. Out of that amount, at least one fourth shall be allocated for actions that are specifically related to the final use of electric energy and 0.1% (one tenth of one percent) of the Annual Income (RA0) shall be allocated to the development in Brazil of an electric sector research and development program. The CONCESSIONAIRE is authorized to apply an amount in excess of 1% (one percent) of the Annual Income (RA0) in said program. This annual program, which contains physical milestones and their respective budgets, shall have as its goal the reduction in the overall technical and commercial losses, as well as specific actions geared toward the use of energy in a rational and efficient form by the consumers, to be presented to ANEEL by December 30 of each year.
Subclause 4. The annual program provided in the preceding subclause shall be analyzed and approved by ANEEL, by March 31 of the following year. Failure to meet the physical goals, even partially, shall subject the CONCESSIONAIRE to a fine limited to the minimum value that should have been applied, according to the preceding subclause. If the physical goals are met without achieving the minimum value stipulated in the preceding subclause, the difference shall per force be added to the minimum amount to be applied the following year, with the ensuing repercussions on the programs and goals.
Subclause 5. The CONCESSIONAIRE agrees to submit to ANEEL’s prior approval any change in its Bylaws that implies the transfer of shares or the change of the equity control of the company, restricted to the controlling block, equal to at least 51% (fifty-one percent) of the voting shares of the CONCESSIONAIRE.
CLAUSE 7 — PREROGATIVES OF THE CONCESSIONAIRE
As a delegate of the GRANTING AUTHORITY, CONCESSIONAIRE shall enjoy the following prerogatives in the rendering of the public services concessioned to it:
I.	to use publicly-owned lands, during the term of the concession and at no cost, and to build access roads, ways or paths on them, and to establish the easements that are necessary to execute the concessioned services, subject to the administrative regulations;

II.	to promote expropriations and establish administrative easements over assets that are declared of public utility, that are necessary for the execution of the service or work related to the concessioned services, bearing the payment of the corresponding indemnifications;

III.	to build streets and establish telecommunications systems, without being detrimental to third parties, to be used exclusively in the rendering of the concessioned services, abiding by the pertinent legislation.

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Subclause 1. The prerogatives resulting from the rendering of the services that are the purpose of this Contract do not grant to the CONCESSIONAIRE any immunity or tax exemption, except for the situations that are expressly indicated in the specific legal provisions.
Subclause 2. In compliance with the specific legal and regulatory provisions, the CONCESSIONAIRE may pledge the rights stemming from the concessions that are granted to it for finance contracts, provided it does not compromise the operation and continuity of the rendering of the services, complying with what is provided in the Sixth Clause, section IV of this Contract.
CLAUSE 8 — TARIFFS THAT APPLY TO THE RENDERING OF THE SERVICES
For the rendering of the services that are granted to it hereby, the CONCESSIONAIRE shall charge the tariffs listed in Annex IV, which is signed by the parties and is a part of this instrument, ratified by ANEEL.
Subclause 1. The CONCESSIONAIRE is authorized to charge tariffs that are less than those listed in Annex IV, provided it does not imply subsequent compensatory payment to recover the economic-financial equilibrium, while safeguarding the conditions found in Subclause 6 of Clause 3.
Subclause 2. The CONCESSIONAIRE acknowledges that the tariffs indicated in Annex IV together with the rules for adjustments and revisions described in this clause, are on this date sufficient for the adequate rendering of the concessioned services and the maintenance of the economic-financial equilibrium of this Contract.
Subclause 3. The values of the tariffs the subject of this clause shall be adjusted annually, one year after the “Previous Reference Date”, which is defined as follows:
1. In the first adjustment, the date this Contract is signed; and
2. In subsequent adjustments, the effective date of the last adjustment or of the revision that replaced it, according to what is provided in this clause.
Subclause 4. The frequency of the adjustment dealt with in the preceding subclause may be greater than once a year, if the legislation permits it, with the “Previous Reference Date” adjusted to the new frequency.
Subclause 5. For the purposes of tariff adjustments, the CONCESSIONAIRE’s compensation shall be divided into two components:

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Component A: the portion of the compensation corresponding to the following costs: the Global Reversion Reserve — RGR quota, the Fuel Consumption Account — CCC quota; the financial compensation charges for the use of water resources for electric energy generation purposes; amounts relative to the auditing of the concessioned services; the purchase of energy; and charges for accessing electric energy transmission and distribution systems for resale purposes.
Component B: the remaining amount of the CONCESSIONAIRE’s compensation, excluding ICMS, after deducting Component A.
Subclause 6. The adjustment shall be calculated by applying to the ratified tariffs, the “Previous Reference Date” of the Tariff Adjustment Index (IRT), defined as follows:

IRT =	VPAl + VPB0 x (IVI +/- X) RA0
where
VPA1 = the Value of Component A referred to in the preceding Subclause, considering the conditions in effect on the adjustment date in question, and the energy purchased as a function of the “Reference Market”, which is understood to be the guaranteed energy market of the CONCESSIONAIRE, in the twelve months preceding the adjustment in question;
RA0 = Annual Income, calculated considering the ratified tariffs on the “Previous Reference Date” and the “Reference Market”, not including the ICMS;
VPB0 = The value of Component B referred to in the preceding Subclause, considering the conditions in effect on the “Previous Reference Date” and the “Reference Market”, calculated as follows:
VPB0 = RA0 - VPA0
where:
VPAO = the Value of Component A referred to in the preceding Subclause, considering the conditions in effect on the “Previous Reference Date” and the energy purchased as a function of the “Reference Market”;
IVI — The index number obtained by dividing the indexes of the IGPM of the Getúlio Vargas Foundation, or the index that succeeds it, of the month prior to the adjustment

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date in question and the one of the month prior to the “Previous Reference Date”. If there is no succeeding index, the ANEEL shall establish a new index to be adopted; and
X — The index number defined by ANEEL, according to Subclause 8 of this Clause, to be subtracted from or added to the IVI.
Subclause 7. ANEEL, according to the schedule presented in this subclause, shall proceed to revise the values of the energy marketing tariffs, upwards or downwards, considering the changes in the CONCESSIONAIRE’s cost and market structures, the tariff levels observed in similar companies both nationally and internationally, the stimuli for efficiency and the reasonableness of the tariffs. These revisions shall be according to the following schedule: the first revision shall take place on year after the fourth annual adjustment granted, as provided in Subclause 3 of this clause; as of this first revision, the subsequent revisions shall take place in four year intervals.
Subclause 8. In the process of revising the tariffs, established in the preceding subclause, ANEEL shall establish the values of X that shall be subtracted or added to IVI or its replacement in the subsequent annual adjustments, as described in Subclause 6 of this clause. For the first 4 (four) annual adjustments, the value of X shall be zero.
Subclause 9. ANEEL may at any time proceed to revise the tariffs, seeking to maintain the economic-financial equilibrium of this Contract, without precluding the adjustments and revisions to which the preceding subclause of this clause refers, if there are significant changes in the CONCESSIONAIRE’s cost, including the modifications of electric energy purchase tariffs and the charges for accessing the electric energy transmission and distribution systems that may be approved by ANEEL during the period, at the request of the CONCESSIONAIRE, and duly confirmed.
Subclause 10. In compliance with what is provided in §3 of art. 9 of Law No. 8987/95, except for income tax, the creation, modification or deletion of any legal taxes or charges, after this Contract is signed, if it has a demonstrable impact, shall imply the revision of the tariffs, upward or downward, as applicable.
Subclause 11. If after the “Previous Reference Date”, there are any revisions to the tariffs provided in the preceding subclause, that have been induced by a change in taxes or charges that are not those the make up Component A, at the time of the adjustment provided in Subclause 6 of this Clause, the tariffs, after applying the IRT, shall be modified, upward or downward, by the same percentages as these revisions.
Subclause 12. The CONCESSIONAIRE, in the event any of its consumers becomes an autoproducer, or comes to be serviced by another CONCESSIONAIRE or independent producer, may charge the specific tariffs established by ANEEL for the use of its

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facilities, which shall be set so as to guarantee equivalence with the values of its delivery tariff components, corresponding to the facilities involved in the transportation of energy.
Subclause 13. In the electric energy supply contracts, and the contracts for accessing the transmission and distribution system, that it enters with other concessionaires, the CONCESSIONAIRE will charge specific tariffs, ratified by ANEEL.
Subclause 14. The CONCESSIONAIRE is forbidden from charging electric energy consumers amounts that are greater than those ratified by ANEEL, under any circumstance.
Subclause 15. The CONCESSIONAIRE agrees to obtain the electric energy required by the users at the lowest effective cost, within the available alternatives, when compared with the costs found in the national and international context.
Subclause 16. If there is a unilateral modification of the Contract that affects its initial economic-financial equilibrium, ANEEL shall reestablish it, as of the date of the modification, after CONCESSIONAIRE provides proof thereof.
CLAUSE 9 — AUDITING THE SERVICES
The rendering of the services that are the purpose of this Contract shall be tracked, audited and controlled by ANEEL.
Subclause 1. The Audit shall include the tracking and control of the CONCESSIONAIRE’S actions, in the administrative, accounting, commercial, technical, economic and financial areas, and ANEEL shall be able to establish procedural guidelines or suspend actions that it considers incompatible with what is required in the rendering of an adequate service.
Subclause 2. The Auditing body shall prepare reports, at intervals of no more than every five years, as of the date this Contract is signed, where it shall record all the observations pertaining to the services rendered by the CONCESSIONAIRE, including any failure to comply with the clauses of this Contract and/or pertinent rules and regulations.
Subclause 3. ANEEL employees or the representatives of the auditing body especially appointed therefor, shall have open access to persons, works, facilities and equipment related to the services, to include accounting books, able to require from any sector or person of the CONCESSIONAIRE, information and clarifications that enable them to gauge the correct execution of this Contract, as well as data considered necessary for the statistical control and planning of the national electric system.

Executed Elektro Concession Contract
Subclause 4. The technical and commercial Auditing of the electric energy services includes:
I.	the execution of the work and facility projects;

II.	the rendering of the services;

III.	compliance with legal and contractual provisions;

IV.	the performance of the system with respect to quality and continuity of the supply to end users, according to the terms of Annex V of this Contract;

V.	the execution of the programs to increase the efficiency in the use and in the supply of electric energy; and

VI.	the consumer service structure and the operation and maintenance structure of the electric system.
Subclause 5. The Auditing of the bookkeeping includes, among others:
I.	an examination of all the accounting entries and records;

II.	an examination of the Balance Sheet and Financial Statements of the CONCESSIONAIRE; and

III.	the control of the assets related to the concession and the assets of the Union that are under the CONCESSIONAIRE’S administration.
Subclause 6. All the contracts, agreements or adjustments between the CONCESSIONAIRE and its CONTROLLING SHAREHOLDER, whether direct or indirect, or with affiliates, especially those dealing with the direction, management, engineering, bookkeeping, consulting services, purchases, supplies, constructions, loans, sale of shares, merchandise, and contracts entered into with:
I.	natural or artificial persons that, together with the CONCESSIONAIRE are a direct or indirect part of one same controlled company; and

II.	with natural or artificial persons with directors or administrators in common with the CONCESSIONAIRE;
shall be separately submitted to the examination and approval of ANEEL.
Subclause 7. The financial auditing shall consist of examining the financial operations performed by the CONCESSIONAIRE, to include those related to the issuance of debt titles.
Subclause 8. The CONCESSIONAIRE’S bookkeeping shall follow the specific rules on Classification of Accounts and the Electric Energy Public Service Accounts Plan. The CONCESSIONAIRE shall record and determine, separately, the investments in and costs of electric energy generation, transmission, distribution and marketing of electric energy,

Executed Elektro Concession Contract
to include those relative to works for new facilities, expansions and modifications to its electric system.
Subclause 9. ANEEL may determine that the CONCESSIONAIRE dissolve any contract it has entered, if it verifies that it can result in damages to the concessioned services, or in a differentiated treatment to consumers that find themselves in the same situation or service class.
Subclause 10. ANEEL’s auditing shall not reduce the CONCESSIONAIRE’S responsibilities, nor exempt it with respect to the adequacy of its works and facilities, the correctness and legality of its accounting records and of its financial and commercial operations.
Subclause 11. Failure by the CONCESSIONAIRE to heed the requests, recommendations and determinations of the auditing body shall imply the application of the penalties authorized by the service regulations or defined in this Contract.
CLAUSE 10. PENALTIES
For failing to comply with the legal, regulatory and contractual provisions that apply to the electric energy services and facilities, CONCESSIONAIRE shall be subject to the penalties in the form of warnings or fines, as per the legislation that is in effect, as well as the penalties established in an ANEEL Resolution without precluding what is provided in section III of art. 17 of ANNEX I of Decree 2335/97, and in the Eleventh and Twelfth Clauses of this Contract.
Subclause 1. The CONCESSIONAIRE shall be subject to the penalty of a fine applied by ANEEL, per infraction incurred, of a maximum of 2% (two percent) of the value of the CONCESSIONAIRE’S revenues of the last 12 (twelve) months before the infraction took place.
Subclause 2. The penalties shall be applied by way of an administrative procedure, in proportion to the seriousness of the infraction, with the CONCESSIONAIRE guaranteed the right to a defense.
Subclause 3. If the penalty consists of a fine, and the amount is not paid within the time specified by the Auditor, ANEEL shall collect it via the courts, as per the specific legislation.
Subclause 4. In the cases of failing to comply with the penalties imposed for infractions, or failure to comply with the notification or recommendation of the GRANTING AUTHORITY and ANEEL to regularize the rendering of the services, the concession may be declared forfeited, as provided in this law and in this Contract, regardless of the

Executed Elektro Concession Contract
determination of the responsibilities of the CONCESSIONAIRE in the events that caused the forfeiture.
CLAUSE 11. INTERVENTION IN THE CONCESSION AND EXPROPRIATION OF THE SERVICES
Without precluding the applicable penalties and the incident responsibilities, ANEEL may intervene the concession at any time, to guarantee the adequate rendering of the services, or the CONCESSIONAIRE’S compliance with the legal, regulatory and contractual provisions.
Subclause 1. The intervention shall be decreed by the President of the Republic, who shall appoint the Interventor, the term of intervention and the goals and limits of the measure, and the corresponding administrative procedure to determine the causes leading to the measure, and the applicable responsibilities, must be implemented within the 30 days following the publication of the decree, while guaranteeing to the CONCESSIONAIRE ample right to a defense.
Subclause 2. If the administrative procedure does not conclude within 180 (one hundred eighty) days, the intervention shall be considered invalid, returning to the CONCESSIONAIRE the administration of the services, without precluding its right to any indemnification.
CLAUSE 12. EXTINGUISHMENT OF THE CONCESSIONS, RETURN OF THE ASSETS USED THEREIN
The concessions for the rendering of electric energy generation and distribution services that are regulated by this Contract, shall be considered extinguished, following the specific legal rules:
I.	in the event of the expiration of the Contract;

II.	in the event of an expropriation of the service;

III.	due to forfeiture;

IV.	due to rescission;

V.	due to the annulment stemming from confirmed flaws or irregularities in the act or procedure by which they were granted; and

VI.	in the case of bankruptcy or extinguishment of the CONCESSIONAIRE.
Subclause 1. The advent of the expiration of this Contract shall rightfully extinguish the concession, with ANEEL authorized to, at its exclusive discretion, extend this Contract until the new concessionaire assumes it.

Executed Elektro Concession Contract
Subclause 2. If the concession is extinguished, the assets used in the service shall be rightfully returned to the GRANTING AUTHORITY, and the inventories, assessments and the determination of the indemnification amount owed to the CONCESSIONAIRE shall be carried out, taking into consideration the values and the dates they were incorporated into the electric system.
Subclause 3. For the purpose of the return of the assets, assets used are those actually bought by the CONCESSIONAIRE and actually used in the rendering of the services.
Subclause 4. If any of the noncompliances provided in the specific legislation and in this Contract are confirmed, ANEEL shall proceed to declare the concession forfeited, which will be preceded by an administrative process to verify the CONCESSIONAIRE’s infractions or failures, with the CONCESSIONAIRE guarantee the right to a defense and guaranteed to receive indemnification for the portions of the investments related to returnable assets that have not yet been amortized or depreciated, and that were made to guarantee the continuity and modernness of the services.
Subclause 5. The administrative process mentioned above shall not be opened until the CONCESSIONAIRE has been fully made aware, in detail, of such contractual infractions, and has been given sufficient time to take steps to correct them according to the terms of this Contract.
Subclause 6. To safeguard the public interest, in a specific authorizing law, the GRANTING AUTHORITY may resume the services after paying the indemnification of the portions of the investments related to returnable assets not yet amortized or depreciated, made by the CONCESSIONAIRE to guarantee the continuity and modernness of the services.
Subclause 7. The decree of the forfeiture shall not imply any responsibility for the GRANTING AUTHORITY or ANEEL, in relation to the burdens, charges or commitments with third parties who have contracted with the CONCESSIONAIRE, nor with any of its employees.
Subclause 8. As an alternative to the declaration of forfeiture, ANEEL may restrict the concession area, promoting the subconcession or expropriating the controlling block of shares from the CONCESSIONAIRE and publicly auctioning it off. In the latter case, the price obtained in the auction shall be transferred to the CONTROLLING SHAREHOLDER, net of the indemnification that would be owed to it in case of forfeiture.
Subclause 9. By way of judicial action especially filed for such a purpose, the CONCESSIONAIRE may seek to rescind this Contract, in the event of a noncompliance by the GRANTING AUTHORITY with any of the provisions hereunder. In this case, the

Executed Elektro Concession Contract
CONCESSIONAIRE may not interrupt the rendering of the services until the judicial decision awarding the rescission of the contract is handed down.
Subclause 10. In any case of extinguishment of the concession, the GRANTING AUTHORITY shall immediately assume the rendering of the services, to guarantee their continuity and regularity.
CLAUSE 13. DEVERTICALIZATION AND REORGANIZATION
The CONCESSIONAIRE agrees to organize and administer the distribution and generation concessions separately, involving the following stages:
I.	separate bookkeeping;

II.	separate management of assets, and contractual and administrative commitments; and

III.	the corporate reorganization of the CONCESSIONAIRE, with the constitution of companies that are juridically independent, the purposes of which are to separately render the services of electric energy generation and distribution to which the CONCESSIONAIRE is entitled, if it participates in generation projects.
CLAUSE 14. COMMITMENTS OF THE CONTROLLING SHAREHOLDER
The controlling shareholder declares that it accepts and submits, with no exceptions, to the conditions and clauses of this Contract, agreeing to introduce in the Bylaws of the CONCESSIONAIRE a provision in the sense of not transferring, assigning or in any way alienating, either directly or indirectly, free of charge or for a price, the share that are part of the Company’s Controlling Block, without the prior approval of ANEEL.
Sole Subclause. In the event of a full or partial transfer of the shares that are a part of the controlling stake, the new controlling shareholders shall sign a document of agreement and submission to the clauses of this Contract and to the legal and regulatory provisions of the concession.
CLAUSE 15. DELEGATION OF COMPETENCE
In compliance with what is provided in art. 36 of Law No. 9074/95 and in art. 20 of Law No. 9427/96, ANEEL on April 15. 1998 signed an Agreement for Cooperation and Decentralization of Activities with the Energy Public Services Commission of the State of São Paulo, delegating competence to develop complementary activities of auditing, control and regulation of the electric energy services and facilities operated by the CONCESSIONAIRE.

Executed Elektro Concession Contract
CLAUSE 16. VENUE OF THE CONTRACT
The Federal Justice Venue of the Judicial Section of the Federal District is selected to resolve any doubts or controversies stemming from this Contract, with the parties expressly waiving any others, regardless of how privileged.
CLAUSE 17. PUBLICATION AND RECORDING OF THE CONTRACT
Within the 20 (twenty) days following its signing, the CONCESSIONAIRE shall make arrangements for publishing a summary of this Contract in the Official Daily of the Union and of the State of São Paulo, which will be recorded and filed with ANEEL.
The parties, upon so agreeing, draw up this instrument in four copies, which are signed by ANEEL, by the CONCESSIONAIRE, by the CONTROLLING SHAREHOLDER and by the DELEGATE INTERVENER, along with the witnesses below, for the proper legal effects.
Brasilia, D.F., August 27, 1998
FOR ANEEL:
JOSE MARIO MIRANDA ABDO
Director General of ANEEL

FOR THE CONCESSIONAIRE:

/s/ Ricky Lyn Waddell	/s/ Diomedes Christodoulou
RICKY LYN WADDELL	DIOMEDES CHRISTODOULOU
Director	Attorney-in-Fact
FOR THE CONTROLLING SHAREHOLDER:
/s/ Diomedes Christodoulou

DIOMEDES CHRISTODOULOU
Attorney-in-Fact
FOR THE DELEGATE INTERVENER
/s/ Mauro Guilherme Jardim Arce

MAURO GUILHERME JARDIM ARCE
Adjunct Secretary of State for Energy of the State of São Paulo

Executed Elektro Concession Contract

WITNESSES:

/s/ Afonso Henriques Moreira Santos	/s/ Guilherme Augusto Cirne De Toledo
AFONSO HENRIQUES MOREIRA SANTOS CPF: 271.628.506-34	GUILHERME AUGUSTO CIRNE DE TOLEDO CPF: 450.145.238-20